Exhibit 10.1

fIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), and David Rosa (the “Executive”) is entered into and made effective as of September 9, 2024 (the “Amendment Date”).

Recitals

Whereas, on August 4, 2017, the Company and the Executive entered into an Employment Agreement (the “Employment Agreement”); and

Whereas, the Company and the Executive now wish to amend the Employment Agreement as provided herein to be effective as of the Amendment Date.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the Company and the Executive hereby agree as follows:

1. Amendment to Section 5(a). As of the Amendment Date, Section 5(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a) If within the twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment with the Company other than a Termination for Cause, and subject to the Executive’s signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the Termination Date, a separation and release agreement containing a general release of claims in favor of the Company in a form presented to the Executive by the Company (the “Release”), the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the amount equal to the sum of (A) the product of 2.0 times the Executive’s annual base salary as is then in effect as of the Termination Date and (B) the product of 2.0 times the Executive’s target bonus for the year in which the Termination Date occurs (the “Change of Control Amount”).

i. The Change of Control Amount shall only be payable if: (i) the Executive executes and delivers the Release to the Company and the Release becomes irrevocable and can no longer be revoked by the Executive under its terms prior to the sixtieth (60th) day following the Termination Date; (ii) the Executive promptly returns to the Company all property of the Company that the Company requests in writing that the Executive returns; (iii) the Executive complies with the Executive’s post-termination obligations under this letter agreement and the PIIA; and (iv) the Executive remains in continued compliance with the terms and conditions of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

ii. Additionally, all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable award documents and agreements.

iii. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) twenty-four (24) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Employment cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this paragraph, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

2. Construction. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Employment Agreement. The terms of this Amendment amend and modify the Employment Agreement as if fully set forth in the Employment. If there is any conflict between the terms, conditions and obligations of this Amendment and the Employment Agreement, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Employment Agreement not specifically modified by this Amendment are preserved. This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

THE EXECUTIVE:	THE COMPANY:

NeuroOne Medical Technologies Corporation

/s/ David Rosa	By:	/s/ Paul Buckman
David Rosa	Name:	Paul Buckman
	Title:	Chairman

Signature Page to

First Amendment to Rosa Employment Agreement